Exhibit 4.3

CITIGROUP FUNDING INC.,
as Issuer

CITIGROUP INC.,

as Guarantor

and

U.S. BANK NATIONAL ASSOCIATION,
as Warrant Agent

First Amendment to the Warrant Agreement

Dated December 20, 2012

First Amendment to the Warrant Agreement

dated as of November 22, 2006 providing for

the issuance of Index Warrants, Series W-A

FIRST AMENDMENT TO THE WARRANT AGREEMENT, dated December 20, 2012 (this “First Amendment to the Warrant Agreement”), among CITIGROUP FUNDING INC., a Delaware corporation (the “Company”), CITIGROUP INC., a Delaware corporation (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as warrant agent (the “Warrant Agent”) under the Warrant Agreement, dated as of November 22, 2006 (the “Warrant Agreement”).

RECITALS:

WHEREAS, the Guarantor has executed and filed with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger, pursuant to Section 253 of the Delaware General Corporation Law, merging the Company with and into the Guarantor effective at 11:58 p.m. (local time in Wilmington, Delaware) on December 31, 2012 (the “Time of Merger”); and

WHEREAS, at the Time of Merger, the Guarantor will be the continuing entity; and

WHEREAS, pursuant to Section 5.01 of the Warrant Agreement, at the Time of Merger and the simultaneous assumption of the Company’s obligations under the Warrant Agreement and the Warrants (as described herein), the Guarantor is not in default in the performance of any covenant or condition of the Warrant Agreement; and

WHEREAS, pursuant to Section 9.02 of the Warrant Agreement, the Guarantor has delivered to the Warrant Agent an Officers’ Certificate and an Opinion of Counsel each to the effect that all conditions precedent provided for in the Warrant Agreement relating to the Warrant Agent’s execution and delivery of this First Amendment to the Warrant Agreement have been complied with; and

WHEREAS, the Company and the Guarantor have requested that the Warrant Agent execute and deliver this First Amendment to the Warrant Agreement and satisfy all requirements necessary to make this First Amendment to the Warrant Agreement a valid instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this First Amendment to the Warrant Agreement enforceable in accordance with its terms, and the execution and delivery of this First Amendment to the Warrant Agreement has been duly authorized in all respects;

NOW, THEREFORE, the Company, the Guarantor and the Warrant Agent agree as follows:

ARTICLE I

DEFINITIONS; GENERAL

Section 1.1 Definition of Terms.

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Unless the context otherwise requires (including for purposes of the Recitals):

(a) a term defined in the Warrant Agreement has the same meaning when used in this First Amendment to the Warrant Agreement unless otherwise specified herein;

(b) a term defined anywhere in this First Amendment to the Warrant Agreement has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

Section 1.2 General. The terms of this First Amendment to the Warrant Agreement shall apply to every series of Warrants issued under the Warrant Agreement and Outstanding at the Time of Merger.

Section 1.3 Effectiveness. The provisions of this First Amendment to the Warrant Agreement shall take effect, without any further action by the Company, the Guarantor or the Warrant Agent, at the Time of Merger.

ARTICLE II

ASSUMPTION OF OBLIGATIONS, RIGHTS AND POWERS BY THE GUARANTOR

Section 2.1 Assumption of Obligations. Pursuant to Section 5.01 of the Warrant Agreement, the Guarantor expressly assumes by this First Amendment to the Warrant Agreement the due and punctual payment or delivery of the amount of money or underlying assets payable upon exercise with respect to all the Warrants, and the due and punctual performance and observance of all other obligations to the holders and the Warrant Agent under the Warrant Agreement or under the Warrants to be performed or observed by the Company.

Section 2.2 Assumption of Rights and Powers. Pursuant to Section 5.01 of the Warrant Agreement, the Guarantor shall hereby succeed to, and be substituted for, and may exercise every right and power of, the Company under the Warrant Agreement with the same effect as if the Guarantor had been named as the Company in the Warrant Agreement.

ARTICLE III

RELIEF OF OBLIGATIONS OF THE COMPANY

Section 3.1 Relief of Obligations. Pursuant to Section 5.01 of the Warrant Agreement, the Company hereby shall be relieved of all obligations and covenants under the Warrant Agreement and the Warrants.

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ARTICLE IV

MISCELLANEOUS

Section 4.1 Warrant Agent. The Warrant Agent accepts the trusts created by this First Amendment to the Warrant Agreement upon the terms and conditions set forth in the Warrant Agreement. The Warrant Agent shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this First Amendment to the Warrant Agreement or the due execution hereof by the Company or the Guarantor and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made only by the Company and the Guarantor.

Section 4.2 Ratification. The Warrant Agreement as amended by this First Amendment to the Warrant Agreement is in all respects ratified and confirmed, and this First Amendment to the Warrant Agreement shall be deemed part of the Warrant Agreement in the manner and to the extent herein and therein provided.

Section 4.3 Counterparts. This First Amendment to the Warrant Agreement may be executed in any number of separate counterparts each of which shall be an original for all purposes; but such separate counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Warrant Agreement to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written to take effect at the Time of Merger.

CITIGROUP FUNDING INC.

By: /s/ LeRoy Davis
Name: LeRoy Davis
Title: Executive Vice President

First Amendment to the Warrant Agreement	5

CITIGROUP INC.

By: /s/ Martin A. Waters
Name: Martin A. Waters
Title: Assistant Treasurer

First Amendment to the Warrant Agreement	6

U.S. BANK NATIONAL ASSOCIATION,
as Warrant Agent

By: /s/ William Hall
Name: William Hall
Title: Vice President

First Amendment to the Warrant Agreement	7